The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these notes and we are not soliciting an offer to buy these notes in any jurisdiction where the offer or sale is not permitted.

Subject To Completion, dated September 19, 2025 PRICING SUPPLEMENT No. 436 dated September , 2025 (To Prospectus Supplement dated April 27, 2023 and Prospectus dated April 27, 2023)	Filed Pursuant to Rule 424(b)(2) Registration Nos. 333-270532 and 333-270532-01
Wells Fargo Finance LLC Medium-Term Notes, Series A Fully and Unconditionally Guaranteed by Wells Fargo & Company $ Floating Rate Notes Notes Linked to Compounded SOFR due August 25, 2032

The notes have a term of 7 years. The notes pay interest quarterly at a floating rate per annum based on a daily compounded Secured Overnight Financing Rate (“SOFR”) during the relevant observation period as described herein, plus a spread, subject to the minimum interest rate, as set forth below. All payments on the notes are subject to credit risk. If Wells Fargo Finance LLC, as issuer, and Wells Fargo & Company, as guarantor, default on their obligations, you could lose some or all of your investment. The notes will not be listed on any exchange and are designed to be held to maturity.

Terms of the Notes
Issuer:	Wells Fargo Finance LLC
Guarantor:	Wells Fargo & Company
Original Offering Price:	$1,000 per note. References in this pricing supplement to a “note” are to a note with a principal amount of $1,000.
Pricing Date:	September 23, 2025.*
Issue Date:	September 25, 2025.*
Stated Maturity Date:	August 25, 2032.* The notes are not subject to redemption by Wells Fargo Finance LLC or repayment at the option of any holder of the notes prior to the stated maturity date.
Payment at Maturity:	A holder will be entitled to receive on the stated maturity date a cash payment in U.S. dollars equal to $1,000 per note, plus any accrued and unpaid interest.
Interest Rate:	With respect to each interest period, a floating rate per annum equal to the base rate determined for the relevant observation period plus the spread, subject to the minimum interest rate.
Base Rate:

Compounded SOFR. With respect to the observation period corresponding to any interest period, Compounded SOFR will be a compounded average of daily SOFR over such observation period determined in the manner described under “Description of Notes—Floating Rate Notes—Base Rates—Compounded SOFR Notes” in the accompanying prospectus supplement.

Spread:	0.85%
Interest Payment Dates:

Quarterly on the 25th day of each March, June, September and December, commencing December 25, 2025, and at stated maturity.* If a scheduled interest payment date (including the stated maturity date) is not a business day, it will be postponed to the following business day.

Interest Period:

With respect to each interest payment date, the period from, and including, the immediately preceding interest payment date (or, in the case of the first interest period, the issue date) to, but excluding, that interest payment date.

Observation Period:

With respect to each interest period, the period from, and including, the date two U.S. Government Securities Business Days preceding the first date in such interest period to, but excluding, the date two U.S. Government Securities Business Days preceding the interest payment date for such interest period.

Minimum Interest Rate:	1.00% per annum
Day Count Convention:	For each interest period, Actual/360.
Calculation Agent:	Wells Fargo Securities, LLC. References to “our designee” herein shall mean the Calculation Agent.
Listing:	The notes will not be listed on any securities exchange or automated quotation system.
Denominations:	$1,000 and any integral multiples of $1,000
CUSIP Number:	95001HJE2
*

To the extent that we make any change to the expected pricing date or expected issue date, the interest payment dates and stated maturity date may also be changed in our discretion to ensure that the term of the notes remains the same.

Investing in the notes involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” on page PRS-3 herein and “Risk Factors” beginning on page S-4 of the accompanying prospectus supplement.

The notes are the unsecured obligations of Wells Fargo Finance LLC, and, accordingly, all payments are subject to credit risk. If Wells Fargo Finance LLC, as issuer, and Wells Fargo & Company, as guarantor, default on their obligations, you could lose some or all of your investment. The notes are not savings accounts, deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these notes or passed upon the accuracy or adequacy of this pricing supplement or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)	Proceeds to Wells Fargo Finance LLC
Per Note	$1,000.00	$10.00	$990.00
Total

(1)

The agent discount will be no more than $10.00 per note. See “Supplemental Plan of Distribution (Conflicts of Interest)” in the prospectus supplement for further information including information regarding how we may hedge our obligations under the notes and offering expenses. Wells Fargo Securities, LLC, an affiliate of Wells Fargo Finance LLC and a wholly owned subsidiary of Wells Fargo & Company, is the agent for the distribution of the notes and is acting as principal.

Wells Fargo Securities

ADDITIONAL INFORMATION ABOUT THE ISSUER, THE GUARANTOR AND THE NOTES

The notes are senior unsecured debt securities of Wells Fargo Finance LLC and are part of a series entitled “Medium-Term Notes, Series A.”  The paying agent and security registrar for the notes is Computershare Trust Company, N.A.

All payments on the notes are fully and unconditionally guaranteed by Wells Fargo & Company, as guarantor. All payments on the notes are subject to credit risk.

You should read this pricing supplement together with the prospectus supplement dated April 27, 2023 and the prospectus dated April 27, 2023 for additional information about the notes. To the extent that disclosure in this pricing supplement is inconsistent with the disclosure in the prospectus supplement or prospectus, the disclosure in this pricing supplement will control. Certain defined terms used but not defined herein have the meanings set forth in the prospectus supplement.

When we refer to “we,” “us” or “our” in this pricing supplement, we refer only to Wells Fargo Finance LLC and not to any of its affiliates, including Wells Fargo & Company.

You may access the prospectus supplement and prospectus on the SEC websiteiwww.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

●Prospectus Supplement dated April 27, 2023:

http://www.sec.gov/Archives/edgar/data/1738143/000183988223010807/seriesa-424b2_042723.htm

●Prospectus dated April 27, 2023:

http://www.sec.gov/Archives/edgar/data/72971/000183988223010799/wf_424b2-0427.htm

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SELECTED RISK CONSIDERATIONS

Your investment in the notes will involve risks not associated with an investment in conventional debt securities. You should carefully consider the risk factors set forth below and the “Risk Factors” section of the accompanying prospectus supplement as well as the other information contained in the prospectus supplement and prospectus, including the documents they incorporate by reference. You should reach an investment decision only after you have carefully considered with your advisors the appropriateness of an investment in the notes in light of your particular circumstances.

Risks Relating To The Notes Generally

The Amount Of Interest You Receive May Be Less Than The Return You Could Earn On Other Investments.

Interest rates may change significantly over the term of the notes, and it is impossible to predict what interest rates will be at any point in the future. The interest rate on the notes will be based on Compounded SOFR during the relevant observation period as described herein and may be as low as the minimum interest rate. Therefore, the interest rate that will apply at any time on the notes may be more or less than other prevailing market interest rates at such time. As a result, the amount of interest you receive on the notes may be less than the return you could earn on other investments.

An Investment In The Notes May Be More Risky Than An Investment In Notes With A Shorter Term.

The notes have a relatively long term to maturity. By purchasing notes with a longer term, you will bear greater exposure to fluctuations in interest rates than if you purchased a note with a shorter term. In particular, you may be negatively affected if interest rates begin to rise because the interest rate applicable to your notes during a particular interest period may be less than the amount of interest you could earn on other investments available at such time. In addition, if you tried to sell your notes at such time, the value of your notes in any secondary market transaction would also be adversely affected.

Risks Relating To SOFR, Compounded SOFR And A Benchmark Replacement

The Interest Rate On The Notes Is Based On Compounded SOFR And Therefore The Notes Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Prospectus Supplement.

●SOFR Has A Limited History; The Future Performance of SOFR Cannot Be Predicted Based On Historical Performance.

●Any Failure Of SOFR To Maintain Market Acceptance Could Adversely Affect The Notes.

●The Interest Rate On The Notes Is Based On A Daily Compounded SOFR Rate, Which Is Relatively New In The Marketplace.

●The Amount Of Interest Payable With Respect To Each Interest Period Will Be Determined Near The End Of The Interest Period.

●The Composition And Characteristics of SOFR Are Not The Same As Those Of LIBOR.

●The SOFR Administrator May Make Changes That Could Change The Value of SOFR Or Discontinue SOFR And Has No Obligation To Consider Your Interests In Doing So.

●If A Benchmark Transition Event And Its Related Benchmark Replacement Date Occur With Respect To Compounded SOFR (Including Daily SOFR), The Interest Rate For Any Applicable Interest Period Will No Longer Be Determined By Reference To Compounded SOFR.

●The Benchmark Replacement Is Uncertain.

●We Or Our Designee Will Have Authority To Make Determinations, Elections, Calculations And Adjustments That Could Affect The Value Of And Your Return On The Notes.

●Research Reports By Us Or Our Affiliates May Be Inconsistent With An Investment In The Notes.

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Risks Relating To An Investment In Wells Fargo Finance LLC’s Debt Securities, Including The Notes

The Notes Are Subject To Credit Risk.

The notes are our obligations, are fully and unconditionally guaranteed by the Guarantor and are not, either directly or indirectly, an obligation of any other third party. Any amounts payable under the notes are subject to creditworthiness. As a result, our and the Guarantor’s actual and perceived creditworthiness may affect the value of the notes and, in the event we and the Guarantor were to default on the obligations under the notes and the guarantee, you may not receive any amounts owed to you under the terms of the notes.

As A Finance Subsidiary, We Have No Independent Operations And Will Have No Independent Assets.

As a finance subsidiary, we have no independent operations beyond the issuance and administration of our securities and will have no independent assets available for distributions to the holders of our securities, including the notes, if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by the Guarantor and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of the Guarantor. Holders will have recourse only to a single claim against the Guarantor and its assets under the guarantee. Holders of the notes should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of the Guarantor, including holders of unsecured, unsubordinated debt securities issued by the Guarantor.

Holders Of The Notes Have Limited Rights Of Acceleration.

Holders Of The Notes Could Be At Greater Risk For Being Structurally Subordinated If Either We Or The Guarantor Conveys, Transfers Or Leases All Or Substantially All Of Our Or Its Assets To One Or More Of The Guarantor’s Subsidiaries.

The Notes Will Not Have The Benefit Of Any Cross-Default Or Cross-Acceleration With Other Indebtedness Of The Guarantor; Events Of Bankruptcy, Insolvency, Receivership Or Liquidation Relating To The Guarantor And Failure By The Guarantor To Perform Any Of Its Covenants Or Warranties (Other Than A Payment Default Under The Guarantee) Will Not Constitute An Event Of Default With Respect To The Notes.

Risks Relating To The Value Of The Notes And Any Secondary Market

The Secondary Trading Market For Notes Linked To Compounded SOFR May Be Limited.

Since Compounded SOFR is a relatively new benchmark rate, the notes may have no established trading market when issued and an established trading market may never develop or may not be very liquid. Market terms for debt securities linked to Compounded SOFR (such as the notes) such as the spread may evolve over time and, as a result, trading prices of the notes may be lower than those of later-issued debt securities that are linked to Compounded SOFR. Similarly, if Compounded SOFR does not prove to be widely used in debt securities similar to the notes, the trading price of the notes may be lower than that of comparable debt securities linked to rates that are more widely used. Investors in the notes may not be able to sell such notes at all or may not be able to sell such notes at prices that will provide them with a yield comparable to similar investments that have a developed secondary market. Further, investors wishing to sell the notes in the secondary market will have to make assumptions as to the future performance of Compounded SOFR during any interest period in which they intend the sale to take place. As a result, investors may suffer from increased pricing volatility and market risk.

The Agent Discount (If Any), Offering Expenses And Certain Hedging Costs Are Likely To Adversely Affect The Price At Which You Can Sell Your Notes.

Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the notes will likely be lower than the original offering price. The original offering price includes, and any price quoted to you is likely to exclude, the agent discount (if any) paid in connection with the initial distribution, offering expenses and the projected profit that our hedge counterparty (which may be one of our affiliates) expects to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction. The price at which the agent or any

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other potential buyer may be willing to buy your notes will also be affected by the interest rates provided by the notes and by the market and other conditions discussed in the next risk factor.

The Value Of The Notes Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The value of the notes prior to stated maturity will be affected by interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, among others, are expected to affect the value of the notes. When we refer to the “value” of your note, we mean the value that you could receive for your note if you are able to sell it in the open market before the stated maturity date.

●SOFR. The value of the notes prior to maturity will be influenced by the level of SOFR at that time.

●Interest Rates. The value of the notes may be affected by changes in the interest rates in the U.S. markets.

●Time Remaining To Maturity. The value of the notes at any given time prior to maturity will likely be different from that which would be expected based on the then-current level of SOFR. This difference will most likely reflect a discount due to expectations and uncertainty concerning the level of SOFR during the period of time still remaining to the maturity date. In general, as the time remaining to maturity decreases, the value of the notes will approach the amount payable at maturity.

●Volatility of SOFR. Volatility is the term used to describe the size and frequency of fluctuations in the level of SOFR. The value of the notes may be affected if the volatility of SOFR changes.

●Our Creditworthiness. Actual or anticipated changes in our and the Guarantor’s creditworthiness may affect the value of the notes. However, because the return on the notes is dependent upon factors in addition to our ability to pay our obligations under the notes and the Guarantor’s ability to pay its obligations under the guarantee, such as the level of SOFR, an improvement in our and the Guarantor’s creditworthiness will not reduce the other investment risks related to the notes.

The Notes Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Notes To Develop.

The notes will not be listed or displayed on any securities exchange or any automated quotation system. Although the agent and/or its affiliates may purchase the notes from holders, they are not obligated to do so and are not required to make a market for the notes. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the notes, the price at which you may be able to sell your notes is likely to depend on the price, if any, at which the agent is willing to buy your notes.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your notes prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the notes to stated maturity.

Risks Relating To Conflicts Of Interest

Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

You should be aware of the following ways in which our economic interests and those of any dealer participating in the distribution of the notes, which we refer to as a “participating dealer,” are potentially adverse to your interests as an investor in the notes. In engaging in certain of the activities described below, our affiliates or any participating dealer or its affiliates may take actions that may adversely affect the value of and your return on the notes, and in so doing they will have no obligation to consider your interests as an investor in the notes. Our affiliates or any participating dealer or its affiliates may realize a profit from these activities even if investors do not receive a favorable investment return on the notes.

●The calculation agent is our affiliate and, as a result, potential conflicts of interest could arise. Wells Fargo Securities, LLC, which is our affiliate, will be the calculation agent for the notes. Although the calculation agent will exercise its judgment in good faith when performing its functions, potential conflicts of interest may exist between the calculation agent and you.

PRS-5

●A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession, creating a further incentive for the participating dealer to sell the notes to you. If any participating dealer or any of its affiliates conducts hedging activities for us in connection with the notes, that participating dealer or its affiliates will expect to realize a projected profit from such hedging activities and this projected profit will be in addition to any concession that the participating dealer realizes for the sale of the notes to you. This additional projected profit may create a further incentive for the participating dealer to sell the notes to you.

PRS-6

UNITED STATES FEDERAL TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income and certain estate tax consequences of the ownership and disposition of the notes. It applies to you only if you purchase a note for cash in the initial offering at the “issue price,” which is the first price at which a substantial amount of the notes is sold to the public (not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), and hold it as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). If you are a purchaser of notes at another time or price you should consult your tax advisor regarding the U.S. federal tax consequences to you of the ownership and disposition of the notes. This discussion does not address all of the tax consequences that may be relevant to you in light of your particular circumstances or if you are a holder subject to special rules, such as:

●a financial institution;

●a regulated investment company;

●a real estate investment trust;

●a tax-exempt entity, including an “individual retirement account” or “Roth IRA”;

●a dealer or trader subject to a mark-to-market method of tax accounting with respect to the notes;

●a person holding a note as part of a “straddle” or conversion transaction or one who enters into a “constructive sale” with respect to a note;

●a person subject to special tax accounting rules under Section 451(b) of the Code;

●a U.S. holder (as defined below) whose functional currency is not the U.S. dollar; or

●an entity classified as a partnership for U.S. federal income tax purposes.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the notes or a partner in such a partnership, you should consult your tax advisor as to the particular U.S. federal tax consequences of holding and disposing of the notes to you.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date hereof may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not address the effects of any applicable state, local or non-U.S. tax laws or the potential application of the Medicare tax or the alternative minimum tax. You should consult your tax advisor about the application of the U.S. federal income and estate tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

General

In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes will be treated as debt instruments for U.S. federal income tax purposes.

We expect the “issue price” of the notes to be equal to their stated principal amount.  Assuming that the notes’ issue price is equal to the stated principal amount, the notes will be issued without original issue discount (“OID”) for U.S. federal income tax purposes.  However, the issue price of the notes will be determined on the pricing date.  If the notes’ issue price is less than the stated principal amount, the notes would potentially be issued with OID, in which case a U.S. holder of the notes would generally be required to recognize the OID in income in advance of the receipt of the related cash payments.  The remaining discussion assumes that the notes’ issue price is equal to the stated principal amount.

PRS-7

Tax Consequences to U.S. Holders

This section applies only to U.S. holders. You are a “U.S. holder” if you are a beneficial owner of a note that is, for U.S. federal income tax purposes:

●a citizen or individual resident of the United States;

●a corporation created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

●an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Payments of Interest. Stated interest paid on a note will be taxable to you as ordinary interest income at the time it accrues or is received in accordance with your method of accounting for U.S. federal income tax purposes.

Taxable Disposition of a Note. Upon a “taxable disposition” (including a sale, exchange or retirement) of a note, you will recognize capital gain or loss equal to the difference between the amount received (other than amounts received in respect of accrued interest, which will be treated as described under “—Payments of Interest”) and your adjusted tax basis in the note.  Your adjusted tax basis in a note generally will be equal to your original purchase price for the note. Your gain or loss generally will be long-term capital gain or loss if at the time of the taxable disposition you held the notes for more than one year, and short-term capital gain or loss otherwise. Long-term capital gains recognized by non-corporate U.S. holders are generally subject to taxation at reduced rates. Any capital loss you recognize may be subject to limitations.

Tax Consequences to Non-U.S. Holders

This section applies only to non-U.S. holders. You are a “non-U.S. holder” if you are a beneficial owner of a note that is, for U.S. federal income tax purposes:

●an individual who is classified as a nonresident alien;

●a foreign corporation; or

●a foreign estate or trust.

You are not a non-U.S. holder for purposes of this discussion if you are (i) an individual who is present in the United States for 183 days or more in the taxable year of disposition; (ii) a former citizen or resident of the United States; or (iii) a person for whom income or gain in respect of the notes is effectively connected with the conduct of a trade or business in the United States. If you are or may become such a person during the period in which you hold a note, you should consult your tax advisor regarding the U.S. federal tax consequences of an investment in the notes.

Treatment of Income and Gain on the Notes.

You should not be subject to U.S. federal income or withholding tax in respect of the notes, provided that interest on the notes qualifies as “portfolio interest” and is not subject to withholding under the “FATCA” regime described below. Interest on the notes should generally qualify as portfolio interest, exempt from withholding (which for an individual non-U.S. holder is pursuant to Section 871(h) of the Code), provided that:

●you do not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of Wells Fargo & Company stock entitled to vote;

●you are not a controlled foreign corporation related, directly or indirectly, to Wells Fargo & Company through stock ownership;

●you are not a bank receiving interest under Section 881(c)(3)(A) of the Code; and

●you provide to the applicable withholding agent an appropriate Internal Revenue Service (“IRS”) Form W-8 on which you certify under penalties of perjury that you are not a U.S. person.

U.S. Federal Estate Tax

A note held by an individual non-U.S. holder who at death is not a citizen or a resident of the United States for U.S. federal estate tax purposes generally will not be includible in the individual’s gross estate, and will be deemed

PRS-8

“property without the United States” under Section 2105 of the Code, for U.S. federal estate tax purposes if, at the time of death, interest on the note would qualify as portfolio interest exempt from withholding under Section 871(h), as described above, without regard to the certification requirement described in the fourth bullet above under “—Treatment of Income and Gain on the Notes.”

You should consult your tax advisor regarding the U.S. federal estate tax consequences of an investment in the notes in your particular situation.

Backup Withholding and Information Reporting

Payments on the notes as well as the proceeds of a taxable disposition of the notes may be subject to information reporting and, if you fail to provide certain identifying information (such as an accurate taxpayer identification number if you are a U.S. holder) or meet certain other conditions, may also be subject to backup withholding at the rate specified in the Code. If you are a non-U.S. holder that provides the applicable withholding agent with the appropriate IRS Form W-8, you will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements (that are in addition to, and potentially significantly more onerous than, the requirement to deliver an IRS Form W-8) have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. Withholding under these rules (if applicable) applies to payments of U.S.-source “fixed or determinable annual or periodical” (“FDAP”) income, which includes, among other things, interest. While existing Treasury regulations would also require withholding on payments of gross proceeds of the disposition (including upon retirement) of financial instruments that provide for U.S.-source interest, the U.S. Treasury Department has indicated in subsequent proposed regulations its intent to eliminate this requirement. The U.S. Treasury Department has stated that taxpayers may rely on these proposed regulations pending their finalization. If you are a non-U.S. holder, or a U.S. holder holding notes through a non-U.S. intermediary, you should consult your tax advisor regarding the potential application of FATCA to the notes, including the availability of certain refunds or credits.

The preceding discussion constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

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SUPPLEMENTAL PLAN OF DISTRIBUTION

Wells Fargo Securities, LLC, an affiliate of Wells Fargo Finance LLC and a wholly owned subsidiary of Wells Fargo & Company, is the agent for the distribution of the notes. The agent may resell the notes to other securities dealers at the original offering price of $1,000 per note less a concession not in excess of the agent discount. Such securities dealers may include Wells Fargo Advisors (the trade name of the retail brokerage business of our affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC). Wells Fargo Securities LLC will receive an agent discount of up to $10.00 per note, and from such agent discount will allow selected dealers a selling concession of up to $10.00 per note depending on market conditions that are relevant to the value of the notes at the time an order to purchase the notes is submitted to the agent.

The agent or another affiliate of ours expects to realize hedging profits projected by its proprietary pricing models to the extent it assumes the risks inherent in hedging our obligations under the notes. If any dealer participating in the distribution of the notes or any of its affiliates conducts hedging activities for us in connection with the notes, that dealer or its affiliate will expect to realize a profit projected by its proprietary pricing models from such hedging activities. Any such projected profit will be in addition to any discount or concession received in connection with the sale of the notes to you.

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